Exhibit (j)(i)

[Cohen Fund Audit Services Logo]	Cohen Fund Audit Services, Ltd. | 440.835.8500
800 Westpoint Pkwy, Suite 1100 | 440.835.1093 fax
Westlake, OH 44145-1524

www.cohenfund.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated February 27, 2012, on the financial statements of WesMark Funds, comprising WesMark Small Company Growth Fund, WesMark Growth Fund, WesMark Balanced Fund, WesMark Government Bond Fund, and WesMark West Virginia Muncipal Bond Fund (the “Funds”), as of Desember 31, 2011, and for the periods indicated therein and to the references to our firm in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to WesMark Funds’ Registration Statement on Form N-1A.

/s/ Cohen Fund Audit Services

Cohen Fund Audit Services, Ltd.

Westlake, Ohio

February 27, 2012